Exhibit 11

Cotton States Life Insurance Company
Statement re: Computation of Per Share Earnings
(Amounts in thousands, except per share data)

The following computations set forth the calculations of basic and diluted net income per common share and common share equivalents for the three-month period ended March 31, 2003 and 2002.

	Basic	Diluted
	Income	Income
	Per Share	Per Share

For the three months ended March 31, 2003
Net income	$1,562	1,562

Weighted average number of common shares outstanding	6,325	6,325
Common share equivalents resulting from:
dilutive stock options	—	55
restricted stock	—	233

Adjusted weighted average number of common and common equivalent shares outstanding	6,325	6,613

Net income per common share	$0.25	0.24

For the three months ended March 31, 2002
Net income	$1,531	1,531

Weighted average number of common shares outstanding	6,335	6,335
Common share equivalents resulting from:
dilutive stock options	—	4
restricted stock	—	156
Adjusted weighted average number of common and common equivalent shares outstanding	6,335	6,495

Net income per common share	$0.24	0.24

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